UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 4, 2006

BIOMETRX, INC.
(Exact name of registrant as specified in its Charter)

Delaware	0-15807	31-1190725
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

500 North Broadway, Suite 204, Jericho, New York	11753
(Address of principal executive offices)	(Zip Code)

(516) 937-2828
(Registrant’s telephone number, including area code)

N/A
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 4, 2006, bioMETRX, Inc entered into an employment agreement with J. Richard Iler under which Mr. Iler will serve as our Chief Financial Officer for an initial term of three (3) years. The employment agreement is filed as Exhibit 99.2 to this report. The agreement calls for an annual base salary of $180,000 for the first year with annual increases of 15% each year thereafter and a $500 per month car allowance. In addition, the Company granted Mr. Iler 400,000 options to purchase shares of our common stock and issued as a bonus 100,000 shares of the Company’s common stock.

Item 5.02 Departure of Principal Officers; Election of Directors; Appointment of Principal Officer.

(b)(c) On August 7, 2006, our board of directors accepted the resignation of Frank Giannuzzi as our Chief Financial Officer and as a member of our Board of Directors and appointed J. Richard Iler to serve as our Chief Financial Officer. Mr. Iler was also elected to the Company’s Board of Directors. Additional information concerning the employment agreement bioMETRX entered into with Mr. Iler is set forth in Item 1.01.

Mr. Iler is 53 years old. From April 2003 to July 2006 Mr. Iler was the Chief Financial Officer and a member of the Board of Directors of SiriCOMM, Inc., a publicly traded company. From 2001 through 2003, Mr. Iler was managing director of a private equity fund responsible for financing activities, management consulting and investor relations of the funds portfolio companies and served as a management consultant to SiriCOMM, Inc. from June 2002 to the time of his appointment in April 2003. From 1998 through 2001 Mr. Iler was Chief Financial Officer of United American eHealth Technologies, a publicly traded company which he assisted in raising capital and preparation of regulatory filings. Mr. Iler graduated from Grand Valley State University in Allendale, Michigan, with a B.S. and attended South Texas College of Law in Houston, Texas.

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits

(c) Exhibits

99.1	Resignation Letter of Frank Giannuzzi dated August 7, 2006.

99.2	Employment Agreement between the Company and J. Richard Iler dated August 4, 2006.

99.3	Press Release announcing the appointment of J. Richard Iler as the Company’s Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BIOMETRX, INC. (Registrant)

Date: August 8, 2006	By:	/s/ Mark Basile
Mark Basile
Chief Executive Officer